SECOND AMENDMENT TO DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of October 2, 2023, by and between Advisor Managed Portfolios and Quasar Distributors, LLC (together, the “Parties”) is effective as of March 6, 2025.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Fund list; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.
ADVISOR MANAGED PORTFOLIOS    QUASAR DISTRIBUTORS, LLC

By:	/s/ Russell Simon	By:	/s/ Teresa Cowan
Name:	Russell Simon	Name:	Teresa Cowan
Title:	President	Title:	President
Date:	3/21/2025	Date:	3/21/2025

EXHIBIT A

Ramirez Government Money Market Fund
Zevenbergen Growth Fund
Zevenbergen Genea Fund
Regan Total Return Income Fund
Patient Opportunity Trust
Bramshill Income Performance Fund Miller Income Fund
1919 Financial Services Fund
1919 Socially Responsive Balanced Fund
BHILL Fund